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                                                                    EXHIBIT 99.2


                              [Apache Letterhead]



Tuesday, November 29, 1994



              APACHE TO ACQUIRE TEXACO PROPERTIES FOR $600 MILLION
             PROPERTIES WILL INCREASE PROVED RESERVES BY 118 MMBOE


HOUSTON, TEXAS -- Apache Corporation and Texaco today announced that the companies have entered into a memorandum of understanding outlining the terms under which Apache will acquire Texaco's interest in over 300 oil and gas fields for approximately $600 million. The effective date of the transaction is January 1, 1995, with closing expected in the first quarter of 1995.

The acquisition includes estimated net proved reserves of 81 million barrels (MMBbls) of oil and 220 billion cubic feet of gas. On an energy equivalent basis, proved reserves total 118 MMBbls and are 69 percent crude oil. The acquired reserves represent a 51-percent increment over Apache's year-end 1993 total reserves.

The properties are highly concentrated with approximately two-thirds of the reserves located in 54 fields and are in producing regions where Apache has existing operations -- the Permian Basin, the Gulf Coast of Texas and Louisiana, western Oklahoma, East Texas, the Rocky Mountains and the Gulf of Mexico. Current average daily production from the properties is approximately 21,000 barrels of oil and 90 million cubic feet of natural gas. Apache will operate approximately 68 percent of the production and hold an average 70-percent working interest in the operated properties.
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According to Apache Chairman and Chief Executive Officer Raymond Plank,  "This
acquisition is another important step in achieving our growth objectives and furthers our pursuit in becoming a premier independent oil and gas producer. The properties being acquired offer upside opportunities for increasing reserves and profitability through drilling, workovers and recompletions, application of 3-D seismic, as well as reductions in operating costs. Additionally, they can be incorporated quickly into existing operations and will provide economies of scale. We are very pleased to have negotiated a transaction with Texaco which results in continued growth for Apache, is additive to per share earnings and cash flow, and enables Texaco to achieve one of its strategic objectives."

Commenting on the sale, Texaco Exploration and Production Inc. President Clarence P. Cazalot, Jr., said, "Achieving greater shareholder value by focusing human resources and capital assets on our most profitable properties is a cornerstone of our plan for growth. The proceeds from this sale will be redeployed into growth opportunities across the company, including major expenditures on core producing properties in the U.S."

Consummation of the transaction is subject to negotiation and execution of a definitive purchase and sale agreement, as well as approval by the respective Board of Directors of both companies.

Apache Corporation is an independent energy company engaged in the exploration for and development and production of natural gas and crude oil. The company's securities are traded on the New York and Chicago Stock Exchanges under the symbol APA.

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Investor Relations:   Paul Korus           Media Relations:   Suzanne Best
                      713-296-6662                            713-296-6154